Exhibit 10.9
FIRST AMENDMENT TO LEASE
THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is made as of the 9th day of September, 2024 (the “Effective Date”), by and between Springpark Place LLC, a Delaware limited liability company (“Landlord”), and Hawkeye 360, Inc., a Delaware corporation (“Tenant”).
W I T N E S E T H:
WHEREAS, pursuant to that certain Lease dated June 12, 2023 by and between Landlord and Tenant (the “Existing Lease”) is leasing from Landlord 33,376 rentable square feet of space consisting of the following: (i) approximately 12,678 rentable square feet of space (the “450 Space”) comprising a portion of the first (1st) floor of the building located 450 Springpark Place, Herndon, Virginia and (ii) approximately 20,698 rentable square feet of space (the “485 Space” and collectively with the 450 Space, the “Premises”) portion of the first (1st) floor of the building located 485 Springpark Place, Herndon, Virginia
WHEREAS, Tenant has requested that it be permitted to store and utilized the Permitted Gases (hereinafter defined) in the warehouse area of the Premises (the “Warehouse Area”) (which warehouse area is more particularly identified on Exhibit A) and Landlord has agreed to permit Tenant to store and utilize the Permitted in the Warehouse Area, subject to the terms and conditions set forth herein.
NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Landlord and Tenant, intending to be legally bound, hereby agree as follows:
1.    Incorporation of Recitals. The foregoing recitals are hereby incorporated in this Amendment and made a part hereof by this reference.
2.    Definitions. All capitalized terms used herein shall have the meanings ascribed to them in the Lease, unless otherwise defined herein. The term "Lease" shall mean the Existing Lease, as amended by this Amendment. The term “Permitted Gases” shall mean the types of gases identified on Exhibit B.
3.    Use of Permitted Gases.
(a)    Tenant may only utilize and store the Permitted Gases in the Warehouse Area. Tenant may not store and/or utilize the Permitted Gases in amounts that exceed the Permitted Amounts (as defined on Exhibit B). Tenant shall be required to store the Permitted Gases in the Required Container Storage (as defined on Exhibit B. In addition, Tenant shall be required to utilize, store and transport the Permitted Gases in accordance with and pursuant to the following: (i) the safety data sheets attached hereto as Exhibits C-1, C-2 and C-3 (as such may be amended, revised, modified and/or supplemented from time to time) (ii) all applicable laws and regulations, (iii) industry standards and best practices, (iv) the requirements and recommendations of Landlord’s and Tenant’s insurance carriers, (v) Landlord’s rules and regulation (as such may be amended, revised, modified and/or supplemented from time to time) and (vi) Tenant’s protocols and procedures attached hereto as Exhibit D. Tenant’s right to use, storage or transport of the Permitted Gases shall be at Tenant’s sole cost and expense.
(b)    Tenant shall give Landlord immediate verbal and follow-up written notice of any actual or threatened release, spill or discharge of any Permitted Gases (other than in connection with the normal use of same). Tenant, at Tenant’s sole cost and expense, shall be required to immediately remediate any release, spill or discharge of any Permitted Gases (other than in connection with the normal use of same).

(c)    Tenant’s right to utilize and store the Permitted Gases shall terminate in the event Tenant fails to utilize, store and/or transport the Permitted Gases in accordance with and pursuant to the provisions of this Section 3.
4.    Removal of Permitted Gases. On or before the expiration or earlier termination of the Lease (or at such earlier time that Tenant is no longer permitted to utilize and/or store the Permitted Gases), Tenant, at Tenant’s sole cost and expense, shall be required to removed the Permitted Gases and the storge containers from the Premises. If Tenant fails to satisfy its obligations under this Section 4 prior to the expiration or earlier termination of this Lease, then Landlord shall have the right to do so on behalf of Tenant, at Tenant’s sole cost and expense, and Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord as a result thereof within thirty (30) days following delivery of an invoice to Tenant. Tenant’s obligations under this Section 4 shall survive any expiration or earlier termination of the Lease.
5.    Indemnity. Tenant shall reimburse Landlord, its employees and agents for (as additional rent), and shall indemnify, defend upon request and hold them harmless from and against all costs, damages, claims, liabilities, expenses (including attorneys’ fees), losses, penalties and court costs suffered by or claimed against them, directly or indirectly, based on or arising out of, in whole or in part, the use, storage and/or transport of the Permitted Gases in or about the Premises, Building or the Office Park. The provisions of this Section 5 shall survive the expiration or earlier termination of the Lease.
6.    Ratification. Except as expressly amended by this Amendment, all other terms, conditions and provisions of the Lease are hereby ratified and confirmed and shall continue in full force and effect.
7.    Estoppel. Tenant hereby certifies and acknowledges that, as of the date of the mutual execution of this Amendment, (a) Landlord is not in default in any respect under the Lease; (b) Tenant does not have any defenses to its obligations under the Lease; and (c) there are no offsets against rent. Tenant acknowledges and agrees that: (i) the representations herein set forth constitute a material consideration to Landlord in entering into this Amendment; (ii) such representations are being made by Tenant for purposes of inducing Landlord to enter into this Amendment; and (iii) Landlord is relying on such representations in entering into this Amendment.
8.    Representations. Tenant hereby represents and warrants to Landlord that (i) Tenant has full power and authority to execute and perform this Amendment; (ii) Tenant has taken all action necessary to authorize the execution and performance of this Amendment; and (iii) Landlord is not in default of any of its obligations under the Lease and that such Lease is valid, binding and enforceable in accordance with its terms.
9.    Miscellaneous. This Amendment (i) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns (subject to the restrictions on assignment set forth in the Lease); (ii) shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, without regard to conflicts of laws principles; and (iii) may be executed in multiple counterparts, each of which shall constitute an original and all of which shall constitute one and the same agreement. This Amendment contains and embodies the entire agreement of the parties hereto with respect to the matters set forth herein, and supersedes and revokes any and all negotiations, arrangements, letters of intent, representations, inducements or other agreements, oral or in writing with respect to such matters. No representations, inducements or agreements, oral or in writing, between the parties with respect to such matters, unless contained in this Amendment, shall be of any force or effect.
[SIGNATURES CONTAINED ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Lease under seal as of the day and year first above written.

TENANT:

HAWKEYE 360, INC.,
a Delaware corporation

By:	/s/ Rob Rainhart
Name:	Rob Rainhart
Title:	COO

LANDLORD:

SPRINGPARK PLACE LLC,
a Delaware limited liability company

Penzance DC Real Estate Fund REIT LLC, a Delaware limited liability company, its Sole Member

Penzance DC Real Estate Fund REIT Manager LLC a Delaware limited liability company, its Manager

By:	/s/ Michael Lefkowitz
Name:	Michael Lefkowitz
Title:	Authorized Signatory

EXHIBIT A

WAREHOUSE AREA

EXHIBIT B

PERMITTED GASES

EXHIBIT B-1

PROPYLENE STORAGE

EXHIBIT C-1

SAFETY DATA SHEET - NITROGEN

EXHIBIT C-2

SAFETY DATA SHEET - NITROUS OXIDE

EXHIBIT C-3

SAFETY DATA SHEET - PROPYLENE

EXHIBIT D

TENANT PROTOCOL AND PROCEDURES